Exhibit 99.1
PRESS RELEASE
Contact: Jeffrey W. Kip
Senior Vice President, Chief Financial Officer (314) 633-7289
Panera Bread Announces Definitive Agreement to Acquire 51% of Phoenix-based Paradise Bakery & Café
     St. Louis, MO, November 13, 2006 — Panera Bread Company (Nasdaq: PNRA) today announced it signed a definitive agreement to purchase 51% of the outstanding stock of Paradise Bakery & Café, Inc., (or “Paradise”), owner and operator of 24 bakery-cafes, 17 of which are in the Phoenix market, and franchisor of 20 franchised locations in 10 markets, at a transaction value of $21.1 million. In addition, Panera has the right to purchase the remaining 49% of the outstanding stock of Paradise after January 1, 2009 at a contractually determined value. Also, if Panera has not exercised its right to purchase the remaining 49% of the outstanding stock of Paradise, the remaining Paradise owners have the right to purchase Panera’s 51% ownership interest in Paradise after June 30, 2009 at a contractually determined value. The transaction is subject to customary closing conditions. Panera currently estimates that the transaction will result in $0.04 to $0.05 per fully diluted share of non-recurring charges, with $0.02 to $0.03 per fully diluted share in 2006 and $0.02 more at the time of closing, either in 2006 or 2007.
     Paradise Bakery & Café, founded in 1976, has built a strong reputation as an upscale bakery cafe focusing on the total experience of exceptional food, exciting ambiance and people with a passion.
     Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. With its identity rooted in handcrafted, fresh baked artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complimented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera Bread’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access through a managed WiFi network. At the close of each day, Panera Bread’s bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on Panera’s website, panerabread.com.
     Matters discussed in this news release, including any discussion or impact, express or implied, of the consummation of the purchase of stock of Paradise Bakery & Café, Inc., related transaction expenses on Panera’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the consummation of the transactions described in this press release. Panera’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to consummate the purchase of stock of Paradise Bakery & Café, Inc., variations in expected write-offs and transaction expenses, inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Panera-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in Panera’s SEC reports, including its Form 10-K for the year ended December 27, 2005 and its quarterly reports on Form 10-Q.